________________________________________________________________

EMPLOYMENT AGREEMENT

BETWEEN

GUIDO F. SACCHI

AND

GLOBAL PAYMENTS INC.

Dated as of December 1, 2013

________________________________________________________________

EMPLOYMENT AGREEMENT

CONTENTS

§ 1.	Effective Date	1
§ 2.	Employment	1
§ 3.	Employment Period	1
§ 4.	Extent of Service	2
§ 5.	Compensation and Benefits	2
	(a) Base Salary	2
	(b) Incentive and Savings Plans	2
	(c) Welfare Benefit Plans	3
	(d) Expenses	3
	(e) Additional Benefits	4
§ 6.	Change in Control	4
§ 7.	Termination of Employment	5
	(a) Death, Retirement or Disability	5
	(b) Termination by the Company Prior to a Change in Control	5
	(c) Resignation by Executive Prior to a Change in Control	6
	(d) Termination by the Company After a Change in Control	7
	(e) Resignation by Executive After a Change in Control	8
	(f) Notice of Termination	9
	(g) Date of Termination, “Separation from Service” and Applicable Pay Date	9
§ 8.	Obligations of the Company upon Termination	10
	(a) Prior to a Change in Control: Resignation by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability	10
	b) After or in Connection with a Change in Control: Resignation by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability	12
	(c) In Anticipation of a Change in Control: Termination by the Company Other Than for Cause or Disability or Resignation by Executive for Good Reason	15
	(d) Death, Disability or Retirement	16
	(e) Cause or Voluntary Termination without Good Reason	17
§ 9.	Non-exclusivity of Rights	17
§ 10.	Costs of Enforcement	17
§ 11.	Representations and Warranties	17
§ 12.	Restrictions on Conduct of Executive	18
	(a) General	18
	(b) Definitions	18
	(c) Restrictive Covenants	20
	(d) Enforcement of Restrictive Covenants	21
§ 13.	Arbitration	22
§ 14.	Rabbi Trust	23
§ 15.	Assignment and Successors	23
§ 16.	Miscellaneous	23
	(a) Waiver	23
	(b) Severability	24

(c) Other Agents	24
(d) Entire Agreement	24
(e) Governing Law	24
(f) Notices	24
(g) Indemnification	24
(h) Amendments and Modifications	25
(i) § 409A	25
(j) References	26
(k) Accounting Discrepancies	26

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 26th day of November, 2013 by and between Global Payments Inc., a Georgia corporation (the “Company”), and Guido F. Sacchi (“Executive”).

BACKGROUND

Executive shall serve as the Executive Vice President and Chief Information Officer of the Company, or such other position as shall be assigned to him/her from time to time by the Company. Executive and the Company desire to memorialize the terms of such employment in this Agreement. In addition, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in § 6). As it is desired and anticipated that Executive will continue to be employed and provide services for the Company’s successor for some period of time following a Change in Control, one purpose of this Agreement is to provide Executive with compensation and benefits arrangements which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Committee has caused the Company to enter into this Agreement. This Agreement supersedes any prior agreement or other communication (oral or written) regarding Executive’s employment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

§ 1.    Effective Date     This Agreement is effective as of December 1, 2013 (the “Effective Date”).

§ 2.    Employment    Executive is hereby employed as the Executive Vice President and Chief Information Officer of the Company. In such capacity, Executive shall have the duties and responsibilities commensurate with such position as shall be assigned to him/her by the Chief Executive Officer of the Company (the “Chief Executive Officer”).

§ 3.    Employment Period    Subject to § 7, Executive’s initial Employment Period pursuant to this Agreement shall be the period which starts on the Effective Date and then continues without interruption for the (3) consecutive year period which ends on November 30, 2016; provided, Executive’s Employment Period shall automatically be extended for one additional year on December 1, 2015 and on each subsequent anniversary of such date unless either the Company or Executive provides notice (in accordance with § 16(f)) before such anniversary date that there will be no such extension. Executive’s initial Employment Period and any subsequent extension of the initial Employment Period shall be referred to collectively as Executive’s “Employment Period”. A failure to extend Executive’s Employment Period shall not be treated for any reason whatsoever as a termination of Executive’s employment under § 7 unless the Company provides notice that there will be no such extension following a Change in Control and Executive’s Employment Period would as a result of such notice end before the second anniversary of the date of such Change in Control, in which case Executive shall have the right to resign effective at any time during the 90-day period which starts on the date of such notice, and the date his/her resignation is effective shall be treated as a termination for Good Reason pursuant to § 7(e) of this Agreement and Executive shall receive all benefits called for under § 8(b) of this Agreement.

§ 4.    Extent of Service    During the Employment Period, Executive shall render his/her services to the Company (or to any successor, including a successor following a Change in Control) in conformity with the Company’s policies and procedures (including but not limited to its Employee Code of Conduct and Ethics) and professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed on officers of corporations under applicable law. Executive shall promote the interests of the Company and its subsidiaries in carrying out Executive’s duties and shall not deliberately take any action which could, or fail to take any action which failure could, reasonably be expected to have a material adverse effect upon the business of the Company or any of its subsidiaries or any of their respective affiliates. Executive agrees to devote his/her business time, attention, skill and efforts exclusively to the faithful performance of his/her duties hereunder (both before and after a Change in Control); provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Chief Executive Officer, industry or professional activities; (ii) manage or participate in personal business interests and investments, so long as such activities do not, in the judgment of the Chief Executive Officer, materially interfere with the performance of Executive’s responsibilities under this Agreement and comply with all Company policies and codes and all of Executive’s covenants and agreements; and/or (iii) subject to the approval of the Committee, serve as a director, trustee, or member of a committee of any organization involving no conflict of interest with the interests of the Company so long as such activities do not, in the judgment of the Chief Executive Officer, materially interfere with the performance of Executive’s responsibilities under this Agreement and comply with all Company policies and codes and all of Executive’s covenants and agreements.

§ 5.    Compensation and Benefits

(a)    Base Salary        During the Employment Period, the Company will pay to Executive a base salary in the amount of U.S. $350,200 per year (“Base Salary”), less normal withholdings, payable in equal bi-weekly or other installments as provided under the Company’s standard payroll practices in effect for senior executives from time to time. Executive’s Base Salary will be reviewed at least annually and, subject to approval of the Committee, the Company may increase Executive’s Base Salary from time to time. The periodic review of Executive’s salary by the Committee will consider, among other things, Executive’s own performance and the Company’s performance.

(b)    Incentive and Savings Plans        During the Employment Period, Executive shall be entitled to participate in all incentive, retirement and savings plans, practices, policies and programs applicable generally to employees of the Company at the senior executive level, excluding the Chief Executive Officer. Certain executive programs will be made available on a selective basis at the discretion of the Chief Executive Officer, the Board of Directors of the Company (the “Board”) or the Committee. Without limiting the foregoing, the following shall apply:

(i)    Annual Bonus. Executive will have an annual bonus opportunity for each fiscal year of the Company based on the achievement of financial and performance objectives set by the Committee (“Bonus Opportunity”). The annual Bonus Opportunity and specific performance and financial objectives will be set forth in Executive’s individual performance and incentive plan for each fiscal year. Executive’s annual Bonus Opportunity at target levels for any year shall not be less than 50% of his/her then current Base Salary for such year. Executive must be an active employee on the date the annual bonuses are paid on a Company wide basis in order to be eligible to receive any bonus payment (except as otherwise expressly provided in § 8) unless Executive’s employment terminates following a failure to extend his/her Employment Period in accordance with § 3, his/her employment terminates at or after the end of the applicable fiscal year and he/she satisfies all or substantially all of the performance requirements for a bonus for such fiscal year, in which event he/she shall be eligible for a bonus as determined by the Committee, and such bonus, if any, shall be paid no later than 2½ months after the end of such fiscal year.

(ii)    Equity Awards. Executive will be eligible to participate in the Company’s 2011 Incentive Equity Plan (the “2011 Plan”) and any successor to such plan in accordance with the terms and conditions of the 2011 Plan and any successor to such plan. The Company may, from time to time, upon approval by the Committee, grant to Executive options to purchase shares of Company’s no par value common stock (“Company Common Stock”), restricted Company Common Stock, restricted stock units, performance shares, and/or performance units and/or other Company Common Stock related grants as a long-term incentive for performance.

(c)    Welfare Benefit Plans        During the Employment Period, Executive and Executive’s family shall be eligible for participation in, and shall be eligible to receive, all benefits under the welfare benefit plans, practices, policies and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs on the same basis as similarly situated executives of the Company (collectively “Welfare Plans”).

(d)    Expenses        During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company; provided, however, (i) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year, (ii) no such reimbursement may be exchanged or liquidated for another payment or benefit, and (iii) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar year in which the related expenses are incurred.
(e)    Additional Benefits        During the Employment Period, Executive shall be offered the opportunity to receive or participate in any additional benefits provided to similarly-situated executives of the Company in accordance with, and subject to the eligibility requirements of, the plans, practices, programs and policies of the Company and applicable laws and regulations. Executive also shall be entitled to vacation in accordance with the Company’s then-current written vacation policy.

§ 6.    Change in Control

(1)    For the purposes of this Agreement, a “Change in Control” shall mean:

(a)    The acquisition by any individual, entity or group (within the meaning of § 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 35% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any person having beneficial ownership of more than 35% of the Outstanding Company Voting Securities, or (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which meets the requirements of clauses (i) and (ii) of subsection (b) of this § 6; or

(b)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless,

following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) and Outstanding Company Voting Securities immediately prior to such Business Combination (individually a “Company Owner”) beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as each Company Owner’s ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding any Company Owner, the Company or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation; or

(c)    A majority of the individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) are replaced within a twelve (12) month period by directors whose appointment or election was not approved by a majority of the Incumbent Directors and who were elected as a result of an election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in § 3(a)(9) of the Exchange Act, and as used in § 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Incumbent Directors (“Proxy Contest”); provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall thereafter be an Incumbent Director.

(2)    For purposes of this Agreement, a “§ 409A Change in Control” shall mean a “Change in Control” which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all within the meaning of § 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

§ 7.    Termination of Employment

(a)    Death, Retirement or Disability     Executive’s employment and the Employment Period shall terminate automatically upon Executive’s death or Retirement. For purposes of this Agreement, “Retirement” shall mean normal retirement under the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary resignation after age 65 with at least ten years of service. If the Committee determines in good faith that the Disability of Executive has occurred (pursuant to the definition of Disability set forth in this § 7(a)), the Company may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined by the Committee, to substantially perform the essential functions of his/her regular duties and responsibilities with or without reasonable accommodation, due to a medically determinable physical or mental illness or other disability which has lasted (or can reasonably be expected to last) for a substantially continuous period of at least six consecutive months.

(b)    Termination by the Company Prior to a Change in Control    Prior to a Change in Control and on or after the second anniversary of the date of a Change in Control, the Company may terminate Executive’s employment with or without Cause and, in respect of such termination of employment occurring prior to a Change in Control or on or after the second anniversary of the date of a Change in Control, the following definition of “Cause” shall apply:

“Cause” shall mean a determination by the Committee that:

(i)    Executive has failed to perform substantially Executive’s duties or responsibilities under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet reasonable performance expectations), after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer or the Chairman of the Committee which specifically identifies the manner in which such person believes that Executive has failed to substantially perform Executive’s duties or responsibilities and which has not been cured to the satisfaction of such person within ten (10) business days of the written demand delivered to Executive; or

(ii)    Executive engaged in any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act, including, without limitation, any violation of the Sarbanes-Oxley Act or similar laws or legal standards, but excluding for this purpose any non-criminal violation of Sarbanes-Oxley or similar laws or legal standards that has no adverse impact on the Company or its reputation and does not involve dishonesty or render Executive ineligible for any licensing, bonding or insurance coverage or for employment or engagement in any Company work or activity; or

(iii)     Executive has engaged in the abuse of alcohol, prescription drugs or any substance which materially interferes with Executive’s ability to perform Executive’s duties and responsibilities under this Agreement or Executive has engaged in the use of illegal drugs; or

(iv)    Executive has violated any laws, agreements or Company policies or codes prohibiting employment discrimination, harassment, conflicts of interest, retaliation, competition with the Company, solicitation of Company customers or employees on behalf of anyone other than Company, improper use or disclosure of Trade Secrets, Confidential Information or other proprietary information of the Company; or

(v)    Executive has committed, been convicted for, or entered a plea of guilty or nolo contendere (or any plea of similar substance or effect) to, a felony or a crime involving dishonesty or other moral turpitude.

(c)    Resignation by Executive Prior to a Change in Control    Prior to a Change in Control and on or after the second anniversary of the date of a Change in Control, Executive may resign for “Good Reason” or no reason and, in respect of any such resignation occurring prior to a Change in Control or on or after the second anniversary of the date of a Change in Control, the following definition of “Good Reason” shall apply:

“Good Reason” shall mean:

(i)    without the written consent of Executive, the assignment to Executive to a position materially different from the Executive Vice President and Chief Information Officer of a publicly traded corporation having a class of securities registered pursuant to the Exchange Act; or

(ii)    without the written consent of Executive, a reduction by the Company: (a) in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time (unless a similar reduction is made in the salary of similarly-situated senior executives); (b) in Executive’s Bonus Opportunity at target level below the minimum set forth in § 5(b)(i) (unless a similar reduction is made in the bonus opportunity of similarly-situated senior executives); or (c) in the benefits pursuant to the Welfare Plans (unless a similar reduction is made in the benefits of similarly-situated senior executives); or

(iii)    any failure by the Company to comply with and satisfy § 15(c); or

(iv)    a requirement that Executive be based in any office or location other than in the greater metropolitan area of Atlanta, Georgia.

Notwithstanding the foregoing, no event or act or omission shall constitute “Good Reason” under this § 7(c) unless (i) Executive in accordance with § 16(f) provides notice of such event or act or omission to the Committee no later than thirty (30) days after Executive has knowledge of such event or act or omission, (ii) the Committee fails to remedy such event or act or omission within thirty (30) days of the receipt of such notice (the “Cure Period”) and (iii) Executive resigns effective no later than ninety (90) days after the end of the Cure Period.

(d)    Termination by the Company After a Change in Control    On or after a Change in Control but before the second anniversary of the date of such Change in Control, the Company may terminate Executive’s employment with or without Cause and, in respect of such termination of employment occurring on or after a Change in Control the following definition of “Cause” shall apply:

“Cause” shall mean:

(i)    the willful and continued failure of Executive to perform substantially Executive’s duties and responsibilities under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet reasonable performance expectations), after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer or the Chairman of the Committee which specifically identifies the manner in which such person believes that Executive has willfully and continually failed to substantially perform Executive’s duties and responsibilities and which has not been cured to the reasonable satisfaction of such person within ten (10) business days of the written demand delivered to Executive; or

(ii)    any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Executive, including, without limitation, any violation of the Sarbanes-Oxley Act or similar laws or legal standards, but excluding for this purpose any non-criminal violation of Sarbanes-Oxley or similar laws or legal standards that has no impact on the Company or its reputation and does not involve dishonesty or render Executive ineligible for any licensing, bonding or insurance coverage or for employment or engagement in any Company work or activity; or

(iii)    Executive’s abuse of alcohol, prescription drugs or any substance which materially interferes with Executive’s ability to perform Executive’s duties and responsibilities under this Agreement or Executive’s use of illegal drugs; or

            (iv)    Executive’s violation of any laws prohibiting employment discrimination, harassment, or retaliation or Executive’s willful violation of any laws, agreements, or Company policies or codes prohibiting conflicts of interest, competition with the Company, solicitation of Company customers or employees on behalf of anyone other than Company, improper use or disclosure of Trade Secrets, Confidential Information or other proprietary information of the Company; or

(v)    Executive has committed, been convicted for, or entered a plea of guilty or nolo contendere (or any plea of similar substance or effect) to, a felony or a crime involving dishonesty or other moral turpitude.

(e)    Resignation by Executive After a Change in Control        On or after a Change in Control and before the second anniversary of the date of such Change in Control, Executive may resign for Good Reason or no reason and, in respect of any such resignation, the following definition of “Good Reason” shall apply:

“Good Reason” shall mean:
(i)    the reason set forth in § 7(c)(i); or
(ii)    without the written consent of Executive, the assignment to Executive of duties inconsistent with Executive’s position, authority, duties or responsibilities as contemplated by § 2, or any action by the Company that results in a diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity) which, in either case, is not rescinded within ten (10) days after the Committee receives written notice from Executive that he/she believes that the assignment or action constitutes Good Reason and that he/she intends to resign if it is not rescinded; or

(iii)    without the written consent of Executive, and if Executive was reporting directly and exclusively to the Chief Executive Officer as of the date immediately prior to the Change in Control, the Company changes its reporting structure such that Executive no longer reports directly and exclusively to the Chief Executive Officer; or

            (iv)    a reduction by the Company without the written consent of Executive: (a) in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time; (b) in Executive’s Bonus Opportunity at target level as the same may be increased from time to time; (c) in Executive’s long-term incentive opportunities, as determined by a third-party compensation firm chosen by the Company using generally accepted methodologies, which may include annualizing prior long-term incentive grants over more than one year and ignoring prior special retention or sign-on grants; or (d) in the benefits pursuant to the Welfare Plans (unless a similar reduction is made in the benefits of similarly-situated senior executives), and which reduction set forth in (a), (b), (c) or (d) of this § 7(e)(iv) is not rescinded within ten (10) days after the Company receives written notice from Executive that he/she believes that the reduction constitutes Good Reason and that he/she intends to resign if it is not rescinded; or

(v)    the reason set forth in § 7(c)(iii); or

(vi)    the reason set forth in § 7(c)(iv).

(f)    Notice of Termination        Any termination by the Company or resignation by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with § 16(f). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) states the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the applicable Date of Termination. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(g)    Date of Termination, “Separation from Service” and Applicable Pay Date

(i)    “Date of Termination” means (1) if Executive resigns for Good Reason, the date specified in the Notice of Termination, provided that (i) the Committee may specify any earlier Date of Termination and (ii) the Date of Termination specified in the notice shall not be less than sixty (60) days after the date of delivery of the notice if the resignation is for Good Reason following a Change in Control, (2) if Executive’s employment is terminated by the Company other than by reason of Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (3) if Executive’s employment is terminated by reason of death, Disability or Retirement, the Date of Termination will be the date of death or Retirement, or the Disability Effective Date, as the case may be.

(ii)    “Separation from Service” means a “separation from service” within the meaning of § 409A of the Code which occurs in connection with Executive’s termination of employment, and the Company and Executive acknowledge and agree that such a “separation from service” may come before, after or coincide with Executive’s Date of Termination.

(iii)    “Applicable Pay Date” means the date that Executive has a Separation from Service (which date shall be referred to as the “Immediate Pay Date”) or, if the Company determines that making a payment or providing a benefit to Executive on the Immediate Pay Date would require the Company to report all or any part of such payment or benefit to the Internal Revenue Service as subject to taxation under § 409A of the Code, the date that is six (6) months and one (1) day after the date Executive has a Separation from Service (which date shall be referred to as the “Delayed Pay Date”).

§ 8.    Obligations of the Company upon Termination

(a)    Prior to a Change in Control: Resignation by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability         If, prior to a Change in Control or on or after the second anniversary of the date of a Change in Control, the Company shall terminate Executive’s employment other than for Cause or Disability or Executive shall resign for Good Reason, then (and with respect to the payments and benefits described in clauses (ii) through (ix) of this § 8(a), only if Executive executes (and does not revoke) a Release in substantially the form of Exhibit A hereto (the “Release”) within sixty (60) days of the Date of Termination):

(i)    the Company will pay to Executive in a lump sum in cash within thirty (30) days after the Date of Termination the sum of (A) Executive’s Base Salary (as in effect on the Date of Termination) earned through the Date of Termination to the extent not theretofore paid, (B) Executive’s business expenses for which reimbursement has been requested pursuant to the Company’s expense reimbursement policy but which have not been reimbursed before Executive’s applicable Date of Termination and (C) Executive’s Annual Bonus, if any, earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been certified as payable by the Committee but has not been paid before the Date of Termination (the sum of the amounts described in clauses (A), (B) and (C) shall be referred to as the “Accrued Obligations”), and

(ii)    (A) if the Applicable Pay Date is the Delayed Pay Date, the Company will pay Executive on the Delayed Pay Date a lump sum equal to the amount of the Base Salary (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(c)(ii) upon a reduction in

Executive’s Base Salary, as in effect immediately prior to such reduction in Base Salary) Executive would have earned if Executive had been continuously employed by Company from the Date of Termination until the Delayed Pay Date or (B) if the Applicable Pay Date is the Immediate Pay Date, the Company will continue to pay Executive an amount equal to his/her monthly Base Salary (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(c)(ii) upon a reduction in Executive’s Base Salary, as in effect immediately prior to such reduction in Base Salary) until payments begin under § 8(a)(iii) without any duplication of payments between this § 8(a)(ii) and § 8(a)(iii); provided, however, that the Company shall have no obligation to make any such payment or payments if Executive has violated any of the Restrictive Covenants (as defined in § 12 of this Agreement) and failed to remedy such violation to the satisfaction of the Board within ten (10) days of notice of such violation; and

(iii)    commencing on the seven (7) month anniversary of the date Executive has a Separation from Service, the Company will continue to pay Executive an amount equal to his/her monthly Base Salary (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(c)(ii) upon a reduction in Executive’s Base Salary, as in effect immediately prior to such reduction in Base Salary) for a period of twelve (12) consecutive months, payable in equal monthly or more frequent installments in accordance with the Company’s then standard payroll practices; provided, however that the Company’s obligation to make or continue such payments shall cease if Executive is or becomes employed with a Competitor (as defined in this § 8(a) below) during the eighteen (18) month period following the Date of Termination or if Executive violates any of the Restrictive Covenants (as defined in § 12) and fails to remedy such violation to the satisfaction of the Board within ten (10) days of notice of such violation; and

(iv)    Executive will have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay (and report as taxable income to Executive) all premiums for such COBRA coverage for Executive and his/her covered dependents for the twelve (12) month period immediately following the Date of Termination, provided, however, that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment if health care coverage is provided by the new employer; and

(v)    the Company will pay Executive a pro-rated annual bonus for the fiscal-year in which the Date of Termination occurs equal to (i) the amount Executive would have earned, if any, under § 5(b)(i) for the year of termination based on actual financial performance for such fiscal year, times (ii) a fraction, the numerator of which is the number of full months in the fiscal year preceding the Date of Termination and the denominator of which is 12; provided that such bonus shall be paid only if the pre-established performance targets are in fact certified by the Committee to have been met, and such bonus shall be paid in a single lump sum cash payment no later than 2½ months after the end of the fiscal year in which the bonus is earned; and

(vi)    all grants of restricted Company Common Stock or units which represent shares of Company Common Stock (“Restricted Stock”) held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and

(vii)    all of Executive’s options to acquire Company Common Stock or appreciation rights with respect to shares of Company Common Stock (“Options”) that would have become vested (by lapse of time) within the 24-month period immediately following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination; and

(viii)    all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to § 8(a)(vii)) shall remain exercisable through the earlier of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and

(ix)    as for any outstanding grant of performance-based restricted stock units which represent a right to receive Company Common Stock contingent on the satisfaction of the related performance requirements and for which the Date of Termination falls during a Performance Cycle (as defined in the applicable award agreement), the Committee shall certify the results and shall deliver to Executive 50% of the number of whole number of the shares of Company Common Stock, if any, that vested based on the actual satisfaction of such performance requirements no later than 2½ months after the last day of the period in which such Performance Cycle ends; and,

(x)    to the extent not theretofore paid or provided, the Company will timely pay or provide, pursuant to the timing rules of the controlling terms of any plan, program, policy, practice, contract or agreement of the Company, any other amounts or benefits, including but not limited to, previously earned but unpaid annual incentive awards, previously earned but unpaid long-term incentive awards, and properly documented and approved but unpaid business expenses, required to be paid or provided or which Executive is eligible to receive under any such plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);

For purposes of § 8(a)(iii) only, “Competitor” means any of the following companies and all their parents, subsidiaries, or affiliates who engage in Competitive Services (as defined in § 12(b)) and all of the successors in interest to any of the foregoing: TSYS Acquiring Solutions, Chase Paymentech Solutions, First Data Corporation, Total System Services, Inc., Vantiv, Wells Fargo Merchant Services, Heartland Payment Systems, First National Merchant Solutions, RBS Lynk, TransFirst Holdings, iPayment, BA Merchant Services, NPC, Elavon Merchant Services and Moneris Solutions.

(b)    After or in Connection with a Change in Control: Resignation by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability         If there occurs a Change in Control and the Company shall terminate Executive’s employment other than for Cause or Disability before the second anniversary of such Change in Control or Executive shall resign for Good Reason before the second anniversary of such Change in Control, then (and with respect to the payments and benefits described in clauses (ii) through (x) of this § 8(b), only if Executive executes (and does not revoke) the Release within sixty (60) days of the Date of Termination):

(i)    the Company (or its successor) shall pay to Executive the Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; and

(ii)    the Company (or its successor) will pay Executive two (2) times the amount of Base Salary (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(e)(iv) as in effect immediately prior to such reduction in Base Salary), provided however, that the Company (or its successor) shall have no obligation to make any payment under this § 8(b)(ii) if Executive has violated any of the Restrictive Covenants (as defined in § 12) and failed to remedy such violation to the satisfaction of the Board within ten (10) days of notice of such violation. If the Change in Control is a § 409A Change in Control, the two (2) times Base Salary amount payable under this § 8(b)(ii) will be paid in a single lump sum on the Applicable Pay Date. However, if the Change in Control is not a § 409A Change in Control, the two (2) times Base Salary amount payable under this § 8(b)(ii) will be paid in three (3) parts--

(A)    the first part will be paid in the amount and at the time and in the form called for in § 8(a)(ii),

(B)    the second part will be paid in the amount and at the time and in the form called for in § 8(a)(iii), and

(C)    the balance will be paid in a single lump sum on the date that is nine (9) months and one (1) day after the date of Executive’s Separation from Service which is related to such termination of employment; and

(iii)    as additional severance (and not in lieu of any bonus for the fiscal year in which the Date of Termination occurs), the Company (or its successor) will pay Executive a lump sum equal to two (2) times the amount of Executive’s target Bonus Opportunity (as in effect on the Date of Termination or, if Executive terminates employment pursuant to § 7(e)(iv) as in effect immediately prior to such reduction in Bonus Opportunity) on the date that is nine (9) months and one (1) day after the date of Executive’s Separation from Service which is related to such termination of employment; provided however, that the Company shall have no obligation to make any payment under this § 8(b)(iii) if Executive has violated any of the Restrictive Covenants (as defined in § 12) and failed to remedy such violation to the satisfaction of the Board within ten (10) days of notice of such violation; and

(iv)    Executive will have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay (and report as taxable income to Executive) all premiums for such COBRA coverage for Executive and his/her covered dependents for the eighteen (18) month period immediately following the Date of Termination, provided, however, that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment if such health care coverage is provided by the new employer; and

(v)    Executive will be entitled to a pro-rated bonus under § 5(b)(i) for the fiscal year in which the Date of Termination occurs, the amount and timing of which shall depend upon when the Date of Termination occurs, as follows:

(1)    if the Date of Termination occurs before the end of the fiscal year in which the Change in Control occurred, the pro-rated bonus will equal (a) 100% of Executive’s then current target Bonus Opportunity, times (ii) a fraction, the numerator of which is the number of full months in the fiscal year preceding the Date of Termination and the denominator of which is 12, and such pro-rated bonus shall be paid no later than 2½ months after the end of the Company’s fiscal year which includes Executive’s Date of Termination; or
(2)    if the Date of Termination occurs during a fiscal year that began after the Change in Control occurred, the pro-rated bonus (based on the number of full months in the fiscal year preceding the Date of Termination as described in § 8(b)(v)(1)) will be based on actual performance results as certified by the Committee at the end of the fiscal year and will be paid to Executive no later than 2½ months after the end of the Company’s fiscal year which includes Executive’s Date of Termination; and
(vi)    all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and

(vii)    all of Executive’s Options held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination; and

(viii)    all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to § 8(b)(vii)) will remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the Date of Termination, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and

(ix)    as for any outstanding grant of performance-based restricted stock units for which the Date of Termination falls during a Performance Cycle (as defined in the applicable award agreement), the Company will transfer to Executive fully vested shares of Company Common Stock, the number and timing of which shall depend upon when the Date of Termination occurs, as follows:

                (1)    if the Date of Termination occurs before the end of the Performance Cycle in which the Change in Control occurred, Executive will be entitled at the Date of Termination to receive shares of fully vested Company Common Stock equal to the number of shares that would have been awarded assuming the performance goals had been reached at target levels, which shares will be delivered to Executive no later than 2½ months after the end of the Performance Cycle which includes the Date of Termination; or

                (2)    if the Date of Termination occurs after the end of the Performance Cycle in which the Change in Control occurred, but prior to the transfer of Restricted Stock to Executive with respect to such Performance Cycle, Executive will be entitled at the Date of Termination to receive shares of fully vested Company Common Stock equal to the higher of (A) the number of shares that would have been awarded assuming the performance goals had been reached at target levels, or (B) the number of shares that would have been awarded based on actual performance against the performance goal as certified by the Committee, which shares will be delivered to Executive no later than 2½ months after the end of the Performance Cycle which included the Date of Termination; or

(3)    if the Date of Termination occurs during a Performance Cycle that began after the Change in Control occurred, Executive will be entitled to receive shares of fully vested Company Common Stock equal to the number of shares that would have been awarded based on the actual results as certified by the Committee at the end of the Performance Cycle, which shares shall be delivered to Executive no later than 2 ½ months after the end of such Performance Cycle; and

(x)    to the extent not theretofore paid or provided, the Company will timely pay or provide to Executive his/her Other Benefits pursuant to the timing rules of the controlling terms of any plan, program, policy, practice, contract or agreement of the Company.

(c)    In Anticipation of a Change in Control: Termination by the Company Other Than for Cause or Disability or Resignation by Executive for Good Reason         If Executive’s employment is terminated by the Company other than for Cause (as defined in § 7(d)) or Disability (as defined in § 7(a)) or Executive resigns for Good Reason (as defined in § 7(e)) after the issuance of press release or a filing is made with the Securities and Exchange Commission regarding a transaction which could lead to a Change in Control and there is a Change in Control as a result of the consummation of such transaction no later than nine (9) months and one (1) day after the date of Executive’s Separation from Service which is related to such termination of employment, then

(A) Executive will continue to be eligible to receive his/her benefits under § 8(a) in the amount and form and at the time provided in § 8(a), but

(B) Executive will in addition receive the benefits described in § 8(b), if greater, as if his/her employment had been terminated without Cause (as defined in § 7(d)) or he/she had resigned for Good Reason (as defined in § 7(e)) at the consummation of such Change in Control, provided

Executive immediately following the Change in Control shall have timely executed and not revoked the Release described in § 8(b), and, further provided

(1) there will under no circumstances be any duplication whatsoever of any payments or benefits between this § 8(c)(B) and § 8(c)(A),

(2) the additional severance benefits provided under § 8(b)(ii)(C) and the severance benefits provided under § 8(b)(iii) will both be paid in a single lump sum on the date that is nine (9) months and one (1) day after the date of Executive’s Separation from Service which is related to such termination of employment,

(3) if the Change in Control occurs before the date the pro-rated annual bonus provided under § 8(a)(v) is scheduled to be paid, then Executive will be entitled to the greater of either the pro-rated annual bonus determined and paid under § 8(a)(v) or the pro-rated bonus determined under § 8(b)(v)(1) but paid in the form and at the time called for under § 8(a)(v),

(4) any outstanding Options which failed to vest under § 8(a)(vii) will vest under § 8(b)(vii) at the Change in Control, and the date of the Change of Control will be treated under § 8(b)(viii) as Executive’s Date of Termination,

(5) if the Change in Control occurs before the date that shares of Company Common Stock relating to any outstanding grant of performance-based restricted stock units under § 8(a)(ix) are scheduled to be delivered, Executive will be entitled to either the greater of the number of shares of Company Common Stock to be delivered under § 8(a)(ix) or the number to be delivered under § 8(b)(ix), which will be delivered in the form and at the time such shares of Company Common Stock are otherwise scheduled to be delivered under § 8(a)(v),

(6) any amount payable under this § 8(c) that is deferred compensation under § 409A of the Code and that cannot be paid by the latest date on which such amount could be paid without triggering taxation under § 409A of the Code shall be forfeited, and

(7) the Company’s obligation to make any payments under this § 8(c) shall cease if Executive violates any of the Restrictive Covenants (as defined in § 12) and fails to remedy such violation within ten (10) business days of notice detailing such violation to the reasonable satisfaction of the Board.

(d)    Death, Disability or Retirement     Upon the Date of Termination due to Executive’s death, Disability (as defined in § 7(a)), or Retirement (as defined in § 7(a)), (i) all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; (ii) all Options held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination, (iii) in the case of termination on account of Retirement, the number of performance-based restricted stock units earned shall be determined at the end of the Performance Cycle (as defined in the applicable award agreement) based on the actual performance as of the end of the Performance Cycle as certified by the Committee and, upon such certification (and in no event later than 2 ½ months after the end of the Performance Cycle), the Company shall deliver to Executive or Executive’s beneficiary, as applicable, shares of fully vested Company Common Stock in an amount equal to the number of shares that would have been awarded based on the actual results; and (iv) in the case of termination on account of death or Disability only, all performance-based restricted stock units held by Executive as of the Date of Termination will vest at the target level and the Company shall deliver to Executive or Executive’s beneficiary, as applicable, within sixty (60) days after the Date of Termination, fully vested

Company Common Stock equal to the number of shares that would have been awarded assuming the performance goals had been reached at target levels. All of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the foregoing sentence) shall remain exercisable through the earliest of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination or such longer period as specified in the plan document governing the applicable award, or (C) the date that is the 10th anniversary of the original date of grant of the Option. For the period of months required by COBRA after the Date of Termination due to Executive’s death, Disability (as defined in § 7(a)), or Retirement (as defined in § 7(a)), Executive or his/her dependents shall have the right to elect continuation of healthcare coverage under the Company’s group plan (if allowed by the plan) in accordance with “COBRA” provided Executive or his/her dependents shall pay the entire cost of such coverage. Except as set forth in this § 8(d) and regardless of whether or not a Change in Control shall have occurred, if Executive’s employment is terminated by reason of Executive’s death, Disability or Retirement, this Agreement shall terminate without further obligations to Executive or his/her estate or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits as provided in § 8(a)(x). Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this § 8(d) shall include, without limitation, and Executive or his/her estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.

(e)    Cause or Voluntary Termination without Good Reason    Regardless of whether or not a Change in Control shall have occurred, if Executive’s employment shall be terminated for Cause, or if Executive voluntarily resigns without Good Reason, the Company’s obligations under this Agreement to Executive shall terminate, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days after the Date of Termination. For the period required by COBRA after the Date of Termination for Cause or for the voluntary termination by Executive, Executive shall have the right to elect continuation of healthcare coverage under the Company’s group plan in accordance with “COBRA” provided Executive shall pay the entire cost of such coverage.

§ 9.    Non-exclusivity of Rights    Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to § 16(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

§ 10.    Costs of Enforcement     In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, including any arbitration provision in § 13, Executive shall be entitled to be paid any and all costs and expenses incurred by him/her in enforcing or establishing his/her rights thereunder, including, without limitation, reasonable attorneys’ fees, and whether or not incurred in trial, bankruptcy or appellate proceedings, but only if Executive is successful on at least one material issue raised in the enforcement proceeding. Any costs or expenses that otherwise meet the requirements for reimbursement under this § 10 shall be reimbursed within 120 days of submission by Executive for a request for reimbursement, but in no event later than the last day of Executive’s taxable year following the taxable year in which Executive becomes entitled to such reimbursement by reason of being successful on at least one material issue (provided a request for reimbursement has been made).

§ 11.    Representations and Warranties    Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this Agreement and performance of his/her obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

    § 12.    Restrictions on Conduct of Executive

(a)    General        Executive and the Company understand and agree that the purpose of the provisions of this § 12 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his/her labor. Executive hereby acknowledges that the post-employment restrictions set forth in this § 12 are reasonable and that they do not, and will not, unduly impair his/her ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this § 12. For the purposes of this § 12, “Company” shall be deemed to include Company and all its parents, affiliates, subsidiaries and successors.

(b)    Definitions        The following terms used in this § 12 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Position” means any employment with a Competitor in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Company.

“Competitive Services” means services competitive with the business activities engaged in by the Company as of the Determination Date, which include, but are not limited to, the provision of products and services to facilitate or assist with the movement in electronic commerce of payment and financial information, merchant processing, merchant acquiring, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, purchase card services, financial electronic data interchange, cash management services, and wire transfer services.

“Competitor” means any individual, corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise which is engaged, wholly or in part, in Competitive Services, including but not limited to the following companies, all of whom engage in Competitive Services (and all of their parents, subsidiaries, or affiliates who engage in Competitive Services) and all of the successors in interest to any of the foregoing: TSYS Acquiring Solutions, Chase Paymentech Solutions, First Data Corporation, Total System Services, Inc., Vantiv, Wells Fargo Merchant Services, Heartland Payment Systems, First National Merchant Solutions, RBS Lynk, TransFirst Holdings, iPayment, BA Merchant Services, NPC, Elavon Merchant Services and Moneris Solutions.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the

Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Executive.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company has sold or provided its products or services, or actively solicited to sell or provide its products or services, during the twelve (12) months prior to the Determination Date.

“Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date.

“Restricted Period” means the Employment Period and a period extending two (2) years from the termination of Executive’s employment with the Company.

“Restricted Territory” means the area in which the Company conducts business, which includes the entire United States.

“Restrictive Covenants” means the restrictive covenants contained in § 12(c) hereof.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or applicable state law.

(c)    Restrictive Covenants

(i)    Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the

Employment Period or at any time following the end of the Employment Period for any reason reveal, divulge, or disclose to any Person not expressly authorized to receive such information by the Company any Confidential Information or Trade Secrets that have not at the time ceased to be Confidential Information or Trade Secrets, and Executive shall not, directly or indirectly, at any time during the Employment Period or at any time following the end of the Employment Period for any reason use or make use of any Confidential Information or Trade Secrets that have not at the time ceased to be Confidential Information or Trade Secrets other than on behalf of, and for the benefit of, the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not reduce or limit either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(ii)    Non-solicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee with whom Executive worked or otherwise had material contact through his/her employment with the Company to terminate his/her employment relationship with the Company or to enter into employment with any other Person.

(iii)    Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the termination of his/her employment hereunder. For purposes of this Agreement, Executive shall be deemed to have “Material Contact” with a Protected Customer if (a) he/she had business dealings with the Protected Customer on the Company’s behalf, or (b) he/she was responsible for supervising or coordinate the dealings between the Company and the Protected Customer.

(iv)    Non-competition with the Company. Executive acknowledges: (A) that Executive’s services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company throughout the geographic area in which the Company conducts business; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he/she will have access to a substantial amount of Confidential Information and Trade Secrets relating to all aspects of the Company’s business and that the Company is placing him/her in such position and giving him/her access to such information in reliance upon his/her agreement not to compete with the Company during the Restricted Period; (C) that due to his/her management duties, Executive will be the repository of a substantial portion of the goodwill of the Company, will be involved with all aspects of the Company’s business throughout the geographic area in which the Company does business, and would have an unfair advantage in competing with the Company; (D) that due to Executive’s special experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Company; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position, or otherwise engage, on Executive’s own behalf or on behalf of another, in Competitive Services, in the Restricted Territory; provided, however, that (1) the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Exchange Act; (2) for purposes of this § 12(c)(iv) only, the Restricted Period shall be reduced to eighteen (18) months if Executive’s employment is terminated by Company or Executive pursuant to § 8(a) (Prior to a Change in Control: Resignation by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability); and (3) this § 12(c)(iv) shall lapse and terminate at the end of the Employment Period if the Company gives notice to Executive pursuant to § 3 that this Agreement will not be extended.

(d)    Enforcement of Restrictive Covenants

(i)    Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(A)    the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(B)    the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.

(ii)    Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. This § 12 shall survive the expiration or termination of this Agreement, provided, however, that the non-competition covenants set forth in § 12(c)(iv) shall not survive and shall terminate at the end of the Employment Period if the Company gives notice to the Executive pursuant to § 3 that this Agreement will not be extended.

§ 13.    Arbitration    Any claim or dispute arising under this Agreement (other than under § 12) shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all such controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) shall also award attorney’s fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

Initials of parties as to this § 13:
Company:            ____JSS_____
Executive:            ____GFS__

§ 14.    Rabbi Trust In order to ensure the payment of the severance benefit provided for in § 8(b)(ii) and (iii) of this Agreement, immediately following the commencement of any action by a third party with the aim of effecting a Change in Control, or the publicly-announced threat by a third party to commence any such action, the Company shall fully fund through the Global Payments Inc. Benefit Security Trust, or similar “rabbi trust” the amount of the severance payment that would have been paid to Executive under § 8(b)(ii) and (iii) if the Date of Termination had occurred on the date of commencement, or publicly-announced threat of commencement, of such action by the third party; provided, however, that the trust shall not be funded if the funding thereof would result in taxable income to Executive by reason of § 409A(b) of the Code; and provided, further, in no event shall any trust assets at any time be located or transferred outside of the United States, within the meaning of § 409A(b) of the Code. Amounts shall be paid to Executive from such trust as provided under this Agreement and the trust. The right of Executive to receive payments under this Agreement shall be an unsecured claim against the general assets of the Company and Executive shall have no rights in or against any specific assets of the Company. For greater certainty, the foregoing trust shall be a revocable trust in the event the potential Change in Control which precipitated the funding of such trust is not consummated. Finally, nothing in this § 14 shall relieve the Company of any liabilities under this Agreement to the extent such liabilities are not satisfied by a trust described in this § 14.

§ 15.    Assignment and Successors

(a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

§ 16.    Miscellaneous

(a)    Waiver        Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)    Severability        If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)    Other Agents        Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d)    Entire Agreement        This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement (oral or written) between the Company and Executive with respect to the subject matter hereof, including, without limitation, any Change in Control, Non-Competition and Non-Solicitation Agreement previously signed by Executive.

(e)    Governing Law        Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f)    Notices        All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three (3) days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	Global Payments Inc.
10 Glenlake Parkway NE - North Tower
Atlanta, Georgia 30328-3473
Office of the Corporate Secretary

To Executive:	Guido Sacchi
533 Orme Circle NE
Atlanta, Georgia 30306

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g)    Indemnification        The Company shall indemnify Executive to the maximum extent permitted under the Company’s bylaws. Subject to reasonable availability of such insurance coverage and subject to applicable laws and regulations, a directors’ and officers’ liability insurance policy (or policies) shall be maintained, during the Employment Period and for six (6) years thereafter, providing coverage that is no less favorable to Executive than the coverage provided to any other present officer or director of the Company and, following a Change in Control, the coverage shall be no less favorable to Executive than the coverage provided as of the date of the Change in Control.

        (h)    Amendments and Modifications          This Agreement may be amended or modified only by a writing signed by the Company and Executive, which makes specific reference to this Agreement.

(i)     § 409A

(i)    The Company and Executive intend no payments to be made and no benefits to be provided under this Agreement will be subject to taxation under § 409A of the Code and that the terms of this Agreement will be interpreted in good faith in a manner which is intended to minimize the risk that Executive will be subject to tax under § 409A of the Code with respect to any such payments or benefits, and the Company and Executive agree to cooperate fully and in good faith with one another to seek to minimize such risk.

(ii)    Items eligible for expense reimbursement under the terms of this Agreement shall be reimbursed in a manner intended to qualify for an exemption under § 409A of the Code, which shall include implementing the following limitations with respect to reimbursements: (1) the amount of such expenses eligible for reimbursement in any calendar year shall not affect the expenses eligible for reimbursement in another calendar year, (2) no such reimbursement may be exchanged or liquidated for another payment or benefit, (3) any reimbursements of such expenses shall be made as soon as practicable under the circumstances but in any event no later than the end of the calendar year following the calendar in which the related expenses were incurred, and (4) the Company’s obligation to make reimbursements or to provide in-kind benefits that constitute deferred compensation under § 409A of the Code shall not extend beyond Executive’s lifetime or, if later, the end of the twenty (20) year period which starts on the Effective Date.

(iii)    The Company and Executive intend that each installment of payments and benefits provided under this Agreement shall be treated as a separate identified payment for purposes of § 409A of the Code and that neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits if a determination is made in good faith that any such acceleration or deferral would present a risk that Executive would be subject to any tax under § 409A of the Code; provided, however, if the Applicable Pay Date is the Delayed Pay Date and Executive dies before such Delayed Pay Date, then any payments or benefits due on the Delayed Pay Date will be made before the end of the thirty (30) day period which starts on Executive’s date of death or on the Delayed Pay Date, whichever comes first.

(iv)    Executive acknowledges and agrees that nothing in this Agreement shall be construed as a guarantee or indemnity by the Company for the tax consequences to the payments and benefits called for under this Agreement, including any tax consequences under § 409A of the Code, and Executive agrees that Executive shall be responsible for paying all taxes due with respect to such payments made and benefits provided to Executive.

(j)    References        All references to sections (§) in this Agreement shall be to sections (§) of this Agreement except as expressly set forth in this Agreement.

(k)    Accounting Discrepancies        Executive shall be subject to any policy adopted by the Company after the Effective Date which is applicable to senior executives of the Company generally and which requires restitution by such an executive with respect to any payment made or benefit provided to, or on behalf of, such an executive, the calculation of which is based in whole or in part on accounting discrepancies or erroneous financial information.

IN WITNESS WHEREOF, the Company and Executive hereto have duly executed and delivered this Employment Agreement as of the date first above written.

GLOBAL PAYMENTS INC.

By: /s/ Jeffrey S. Sloan
Name: Jeffrey S. Sloan
Title: Chief Executive Officer

EXECUTIVE:

/s/ Guido F. Sacchi

EXHIBIT A
Form of Release

This Release is granted effective as of the ____ day of _____, 20__, by _____________ (“Executive”) in favor of Global Payments Inc. (the “Company”). This is the Release referred to that certain Employment Agreement effective as of ____________ by and between the Company and Executive (the “Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1.    Release of the Company. Executive, for himself/herself, his/her successors, assigns, attorneys, and all those entitled to assert his/her rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for emotional distress; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and claims under any other applicable federal, state or local laws or legal concepts; provided, however, that nothing herein shall release the Company of (i) any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise; (ii) obligations with respect to insurance coverage under any directors’ and officers’ liability insurance policies; (iii) any rights that Executive may have as a stockholder of the Company; or (iv) vested interests in any pension plan or other benefit or deferred compensation plan.

2.    Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he/she has released and waived any and all claims he/she has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. Executive acknowledges and agrees Executive has been, and hereby is, advised by Company to consult with an attorney prior to executing this Release. Executive further acknowledges and agrees that Company has offered Executive the opportunity, before executing this Release, to consider this Release for a period of twenty-one (21) calendar days; and that the consideration he/she receives for this Release is in addition to amounts to which he/she was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

3.    Non-Admission. It is understood and agreed by Executive that the payment made to him/her is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.

4.    Non-Disparagement. Executive agrees that he/she or she will not in any way disparage Company, its affiliated and related companies, or their current and former employees, officers, directors, agents and representatives, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. This paragraph shall not limit the rights of Executive to provide testimony pursuant to a valid subpoena or in a judicial or administrative proceeding in which Executive is required to testify or otherwise as required by law or legal process.

5.    Acknowledgement and Revocation Period. Executive agrees that he/she has carefully read this Release and is signing it voluntarily. Executive acknowledges that he/she has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his/her right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by Executive. In order to revoke this Release, Executive must deliver notice of the revocation in writing to Company’s General Counsel before the expiration of the seven (7) day period. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him/her under the Employment Agreement and he/she shall return to the Company any such payment received prior to that date.

6.    No Revocation After Seven Days. Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period and that he/she will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Executive further acknowledges and agrees that, with the exception of an action to challenge the waiver of claims under the ADEA, Executive shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim that is covered by the terms of the release contained herein, without first repaying all monies paid to him/her under § 8 of the Employment Agreement. Furthermore, with the exception of an action to challenge his/her waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim that is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Executive’s action.

7.    Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS/HER CHOOSING CONCERNING HIS/HER EXECUTION

OF THIS RELEASE AND THAT HE/SHE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Date: